UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 2, 2011

HORIZON LINES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32627	74-3123672
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4064 Colony Road, Suite 200

Charlotte, North Carolina 28211

(Address of Principal Executive Offices, including Zip Code)

(704) 973-7000

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07. Submission of Matters to a Vote of Security Holders.

On December 2, 2011, the Company held a special meeting of stockholders (the “Special Meeting”). At the Special Meeting, stockholders approved the amendment to the Company’s Amended and Restated Certificate of Incorporation to effect a 1–for–25 reverse stock split of the Company’s common stock. Stockholders also approved the amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 100,000,000 to 2,500,000,000. However, this amendment will not become effective because stockholders approved the amendment to effect the reverse stock split. In addition, stockholders approved the amendment to the Company’s Amended and Restated Certificate of Incorporation to authorize the issuance of warrants in lieu of cash or redemption notes in consideration for “Excess Shares” to facilitate compliance with the Jones Act. Lastly, stockholders approved s the Restated Certificate of Incorporation to combine into one document all of the provisions of the prior certificate of incorporation, the elimination of certain inapplicable provisions and the amendments approved by stockholders at the Special Meeting.

Set forth below are the final voting results for each of the proposals.

Proposal to amend the Company’s Amended and Restated Certificate of Incorporation to Effect a 1–for–25 Reverse Stock Split

For	Against	Abstain	Broker Non-Vote
40,543,261	6,493,142	135,513	—

Proposal to Amend the Company’s Amended and Restated Certificate of Incorporation to Increase the Number of Authorized Shares of Common Stock from 100,000,000 to 2,500,000,000

For	Against	Abstain	Broker Non-Vote
33,227,297	2,633,893	105,877	11,204,839

Proposal to Amend the Company’s Amended and Restated Certificate of Incorporation to Authorize the Issuance of Warrants in Lieu of Cash or Redemption Notes in Consideration for “Excess Shares” to Facilitate Compliance with the Jones Act

For	Against	Abstain	Broker Non-Vote
34,366,494	1,367,747	232,836	11,204,839

Proposal to Approve the Company’s Restated Certificate of Incorporation

For	Against	Abstain	Broker Non-Vote
45,836,792	1,065,484	269,640	—

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HORIZON LINES, INC.

Date: December 8, 2011	By:	/s/ Michael T. Avara
		Name:	Michael T. Avara
		Title:	Executive Vice President and Chief Financial Officer